Exhibit 5.1
[TK LETTERHEAD]
December 4, 2009
Brigham Exploration Company
6300 Bridge Point Parkway
Building 2, Suite 500
Austin, Texas 78730

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel for Brigham Exploration Company, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”), of the offer and sale of 4,050,589 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, for issuance and sale pursuant to the 1997 Incentive Plan of Brigham Exploration Company (the “Plan”).
     We have participated in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), filed on this date with the Securities and Exchange Commission, relating to the registration of the Shares under the Plan pursuant to the 1933 Act. In connection with the foregoing, we have examined the originals or copies, certified or otherwise authenticated to our satisfaction, of the Plan, the Registration Statement and such corporate records of the Company, certificates of public officials and officers of the Company and other instruments and documents as we have deemed necessary to require as a basis for the opinion hereinafter expressed. As to various questions of fact material to such opinion, we have, where relevant facts were not independently established, relied upon statements of officers of the Company whom we believe to be responsible.
     Based upon the foregoing and in reliance thereon, we advise you that in our opinion the Shares, when issued in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Thompson & Knight LLP
KAP
WPW